Exhibit 99.1

RLI declares regular dividend

PEORIA, ILLINOIS, August 14, 2025 -- RLI Corp. (NYSE: RLI) – RLI Corp. announced today its Board of Directors has declared a third quarter regular cash dividend of $0.16 per share, unchanged from the prior quarter. The dividend is payable on September 19, 2025, to shareholders of record as of August 29, 2025.

RLI has increased dividends in each of the last 50 years. The company’s dividend yield would be 0.95% based on the $0.64 indicated annual dividend and yesterday’s closing stock price of $67.57.

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by AM Best Company. RLI has paid and increased regular dividends for 50 consecutive years and delivered underwriting profits for 29 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT
Aaron Diefenthaler
Chief Investment Officer & Treasurer
309-693-5846
Aaron.Diefenthaler@rlicorp.com

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